                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                     PREIT
                               [graphic omitted]

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                              --------------------

                          NOTICE OF ANNUAL MEETING OF
                 HOLDERS OF CERTIFICATES OF BENEFICIAL INTEREST
                                  JUNE 5, 2003

                              --------------------

   The Annual Meeting of Holders of Certificates of Beneficial Interest of Pennsylvania Real Estate Investment Trust will be held on Thursday, June 5, 2003 at 11:00 a.m. at the Park Hyatt Philadelphia at the Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102 for the following purposes:

          (1)  To elect three Trustees; and

          (2) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

   The Trustees have fixed the close of business on April 21, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

   All shareholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, please mark, sign and date the enclosed proxy and return it promptly so that your shares may be voted. If you attend the meeting, you may revoke your proxy and vote in person.


                                   By Order of the Board of Trustees



                                   JEFFREY A. LINN
                                   Secretary



Philadelphia, Pennsylvania
April 30, 2003

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
VOTING AND REVOCABILITY OF PROXIES ......................................     1
PROPOSAL ONE -- ELECTION OF TRUSTEES ....................................     2
    Required Vote .......................................................     8
    Board Recommendation ................................................     8
PROPOSAL TWO -- OTHER MATTERS ...........................................     8
ADDITIONAL INFORMATION ..................................................     9
    Summary Compensation Table ..........................................     9
    Employment Agreements ...............................................    11
    Stock Options .......................................................    13
    Equity Compensation Plans ...........................................    13
    2002 - 2004 Long-Term Incentive Plan - Awards in 2002 ...............    14
    Transactions with Management ........................................    16
    Board Matters .......................................................    20
    Section 16(a) Beneficial Ownership Reporting Compliance .............    20
    Report of Executive Compensation and Human Resources Committee on
      Executive Compensation ............................................    21
    Performance Graph ...................................................    23
    Audit Committee Report ..............................................    24
    Additional Information Regarding Our Independent Public Accountants .    25
    Principal Security Holders ..........................................    26
    Shareholders' Proposals .............................................    26
APPENDIX A -- Audit Committee Charter

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                             200 South Broad Street
                        Philadelphia, Pennsylvania 19102
                                  www.preit.com

                                -----------------

                                 PROXY STATEMENT

                                -----------------


   The Annual Meeting of Holders of Certificates of Beneficial Interest of Pennsylvania Real Estate Investment Trust ("PREIT") will be held on Thursday, June 5, 2003 at 11:00 a.m. at the Park Hyatt Philadelphia at the Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. We are mailing this Proxy Statement on or about April 30, 2003 to each holder of PREIT's issued and outstanding shares of beneficial interest entitled to vote at the meeting in order to furnish information relating to the business to be transacted at the meeting. We have mailed our Annual Report to Shareholders for the fiscal year ended December 31, 2002, including financial statements, to our shareholders together with this Proxy Statement. We have included the Annual Report for informational purposes and not as a means of soliciting your proxy.

   We have fixed the close of business on April 21, 2003 as the record date for the Annual Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. On the record date, 16,754,458 shares were outstanding.

                       VOTING AND REVOCABILITY OF PROXIES

   We hope you will be present at the Annual Meeting. If you cannot attend, please complete, sign, date and return the enclosed proxy in the accompanying envelope so that your shares will be represented. The envelope is addressed to our transfer agent and requires no postage. If you receive more than one proxy card -- because you have multiple accounts -- you should sign and return all proxies received to be sure all of your shares are voted.

   On each matter voted on at the Annual Meeting and any adjournment or postponement thereof, each record holder of shares will be entitled to one vote per share. Assuming a quorum is present, the three nominees receiving the highest number of votes cast at the meeting will be elected Trustees. If you mark your proxy as "Withhold Authority" or "Abstain" on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter, but will count toward the establishment of a quorum.

   You may vote your shares at the Annual Meeting in person or by proxy. All valid proxies received before the Annual Meeting will be voted according to their terms. If you complete your proxy properly, but do not provide instructions as to how to vote your shares, your proxy will be voted "FOR" the election of all Trustees nominated by our Board of Trustees. If any other business is brought before the Annual Meeting, proxies will be voted, to the extent permitted by the rules and regulations of the Securities and Exchange Commission, in accordance with the judgment of the persons voting the proxies. After providing your proxy, you may revoke it at any time before it is voted at the Annual Meeting by filing with PREIT's Secretary an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and giving notice of revocation. Attendance at the Annual Meeting, by itself, will not constitute revocation of a proxy.

   We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to shareholders. In addition to solicitation by mail, certain Trustees, officers and employees of PREIT and its subsidiaries may solicit proxies by telephone, telegraph or personally without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy is solicited by and on behalf of our Board of Trustees.

                                  PROPOSAL ONE
                              ELECTION OF TRUSTEES


   The Trustees intend to cause Ronald Rubin, Leonard I. Korman and Jeffrey P. Orleans, the three Trustees whose terms expire at the Annual Meeting, to be nominated for re-election at the Annual Meeting as Class B Trustees to serve until the Annual Meeting to be held in the spring of 2006 and until their respective successors have been duly elected and have qualified. If any of the foregoing nominees becomes unable to or declines to serve, the persons named in the accompanying proxy shall have discretionary authority to vote for a substitute or substitutes unless the Board of Trustees reduces the number of Trustees to be elected.

   PREIT's Trust Agreement provides that nominations for election to the office of Trustee at any Annual or Special Meeting of Shareholders shall be made by the Trustees, or by petition in writing delivered to PREIT's Secretary not fewer than thirty-five days before an Annual or Special Meeting of Shareholders signed by the holders of at least two percent of the shares outstanding on the date of the petition. Nominations not made in accordance with these procedures will not be considered, unless the number of persons properly nominated is fewer than the number of persons to be elected to the office of Trustee at the meeting. In this latter event, nominations for the Trustee positions that would not otherwise be filled may be made at the meeting by any person entitled to vote in the election of Trustees.

   PREIT's management currently is considering proposing to PREIT's Board of Trustees that it expand its size by one or two additional members and fill the vacancies created thereby at a meeting of the Board of Trustees occurring after the Annual Meeting of Shareholders.

   PREIT's Board of Trustees currently consists of eight members who serve staggered three year terms. The following table presents information concerning the three nominees for the office of Class B Trustee, the five Trustees who will continue in office after the Annual Meeting and PREIT's executive officers, including their ages, principal occupations and the number of shares beneficially owned by them as of April 1, 2003.

                                                                                                     Shares Beneficially Owned
                                                                                                       on April 1, 2003(1)
                                                  Principal Occupation                    Trustee    --------------------------
           Name              Age                    and Affiliations                       Since       Number          Percent
           ----              ---                    ----------------                       -----       ------          -------
Nominees for the
Office of Trustee

Class B Trustees; Terms Expire in 2003

Ronald Rubin(2)               71     Since September 1997, Chief Executive Officer         1997      822,370(3)          4.71%
                                     of PREIT. Chairman of PREIT since October
                                     2001. From 1992 to September 1997, Chairman
                                     and Chief Executive Officer of The Rubin
                                     Organization, Inc. (renamed PREIT-RUBIN, Inc.
                                     upon acquisition by PREIT in September 1997).
                                     Trustee of International Council of Shopping
                                     Centers. Director of Exelon Corporation. Past
                                     Chairman of Center City District and past
                                     Chairman of the Greater Philadelphia Chamber
                                     of Commerce. Director of the Regional
                                     Performing Arts Center. Past President of
                                     Jewish Federation of Greater Philadelphia.
                                     Served on boards of Franklin Institute,
                                     Philadelphia Orchestra, Albert Einstein
                                     Medical Center, Tel Aviv University,
                                     American Friends of Hebrew University,
                                     Midlantic Bank (now PNC), University of the
                                     Arts and the United Jewish Appeal.

Leonard I. Korman             67     Chairman and Chief Executive Officer, Korman          1996      312,785(4)          1.87%
                                     Commercial Properties, Inc. (real estate
                                     development and management). Former member of
                                     regional advisory board of First Union
                                     National Bank, Trustee of Albert Einstein
                                     Health Care Network, Thomas Jefferson
                                     University, and Korman Family Foundation.

Jeffrey P. Orleans            56     Chairman and Chief Executive Officer, Orleans         1986       82,748(5)             *
                                     Homebuilders, Inc. (residential development).
                                     Director of Builders League of South Jersey
                                     and National Association of Home Builders.
                                     Member of the Board of Directors of The
                                     American Committee for the Weizmann Institute
                                     of Science, Pennsylvania Academy of Fine Arts,
                                     Philadelphia Orchestra, Philadelphia Police
                                     Foundation and Pennsylvania Academy of Fine
                                     Arts. Trustee of Jewish Employment &
                                     Vocational Service. Member of Dean's Advisory
                                     Board -- LeBow College of Business, Drexel
                                     University. Co-chair of Fund-raising Campaign,
                                     Delaware Valley Habitat for Humanity.
                                     President of the Lower Merion Township Police
                                     Pension Association.

                                                                                                     Shares Beneficially Owned
                                                                                                       on April 1, 2003(1)
                                                  Principal Occupation                    Trustee    --------------------------
           Name              Age                    and Affiliations                       Since       Number          Percent
           ----              ---                    ----------------                       -----       ------          -------
Trustees Whose
Terms Continue

Class C Trustees; Terms Expire in 2004

George F. Rubin(2)            60     President and Secretary, PREIT Services, LLC          1997      403,707(6)          2.36%
                                     and PREIT-RUBIN, Inc. (formerly named The
                                     Rubin Organization, Inc., which was acquired
                                     by PREIT in September 1997). Trustee of
                                     Lafayette College, Board Member of Elwyn
                                     Institute and Israel Elwyn and the Radnor
                                     Hunt. Chairman of the Board of Thorncroft
                                     Therapeutic Horseback Riding, Inc. Former
                                     treasurer of the Philadelphia Vietnam
                                     Veteran's Memorial Committee.

Rosemarie B. Greco(2)         57     Director, Office of Health Care Reform,               1997        7,125(7)             *
                                     Governor's Office, Commonwealth of
                                     Pennsylvania. Founding Principal,
                                     Grecoventures Ltd. (business investment and
                                     consulting partnership). Former CEO and
                                     President, CoreStates Bank, N.A. and
                                     President CoreStates Financial Corp. Former
                                     corporate director of General Accident
                                     Insurance (USA), Cardone Industries, Inc.,
                                     Genuardi's Family Markets, Inc. and Radian,
                                     Inc.; currently director of Exelon
                                     Corporation, Sunoco, Inc.; Trustee of SEI I
                                     Mutual Funds. Former chair of the Greater
                                     Philadelphia Chamber of Commerce, former
                                     President and CEO of Philadelphia Private
                                     Industry Council; former member of
                                     Philadelphia Planning Commission and Board
                                     of Education; former chair of Workforce
                                     Investment Board and Trustee of the
                                     University of Pennsylvania School of
                                     Nursing.

Ira M. Lubert                 53     Chairman of Lubert-Adler Partners, L.P., a            2001        3,250(8)             *
                                     company specializing in private equity
                                     investments in real estate and other
                                     entrepreneurial opportunities. Co-founder and
                                     managing partner of LLR Equity Partners, L.P.,
                                     a venture fund making private equity
                                     investments in mid-Atlantic growth companies
                                     and middle market special opportunity
                                     situations. Chairman of GF Management, a
                                     company that specializes in the ownership and
                                     management of underperforming hospitality
                                     properties. Co-founder of LEM Mezzanine Fund,
                                     a fund making mortgage loans, and Quaker Bio
                                     Venture, a private equity fund engaged in
                                     making health care and life science
                                     investments.

                                                                                                     Shares Beneficially Owned
                                                                                                       on April 1, 2003(1)
                                                  Principal Occupation                    Trustee    --------------------------
           Name              Age                    and Affiliations                       Since       Number          Percent
           ----              ---                    ----------------                       -----       ------          -------
Trustees Whose
Terms Continue

Class A Trustees; Terms Expire in 2005

Lee H. Javitch                72     Private investor and former Chairman and Chief        1985       13,125(9)             *
                                     Executive Officer, Giant Food Stores, Inc.
                                     Director of Jewish Theological Seminary of
                                     America, and Jewish Community Center of
                                     Harrison, NY. Former chairman of MAZON: A
                                     Jewish Response to Hunger, Rye Country Day
                                     School, Pennsylvania Council on Arts, and
                                     executive committee member of Boy Scouts of
                                     America.

Jonathan B. Weller            56     President and Chief Operating Officer of PREIT        1994      223,161(10)         1.32%
                                     since 1993. From 1988 to 1993, Executive Vice
                                     President and Director of Eastdil Realty, Inc.
                                     (real estate investment banking). Member of
                                     National Association of Real Estate Investment
                                     Trusts, Urban Land Institute and International
                                     Council of Shopping Centers. Chair of Lower
                                     Merion Conservancy. Director of Ramapo-
                                     Anchorage Camp.

                                                                                                     Shares Beneficially Owned
                                                                                                       on April 1, 2003(1)
                                                  Principal Occupation                    Trustee    --------------------------
           Name              Age                    and Affiliations                       Since       Number          Percent
           ----              ---                    ----------------                       -----       ------          -------
Non-Trustee
Executive Officers

Edward A. Glickman            46     Since September 1997, Executive Vice President         --       200,436(11)         1.18%
                                     and Chief Financial Officer of PREIT.

Joseph F. Coradino            51     Since December 2001, Executive Vice President          --       135,996(12)            *
                                     -- Retail of PREIT and, since November 1998,
                                     Executive Vice President -- Retail Division
                                     and Treasurer, PREIT-RUBIN, Inc. From
                                     September 1997 to November 1998, Senior Vice
                                     President -- Retail Division and Treasurer,
                                     PREIT-RUBIN, Inc.

Douglas S. Grayson            44     Since March 2002, Executive Vice President --          --        61,242(13)            *
                                     Development of PREIT. Since October 1998,
                                     Executive Vice President -- Development of
                                     PREIT-RUBIN, Inc. From September 1997 to
                                     September 1998, Vice President of PREIT-RUBIN,
                                     Inc.

Jeffrey A. Linn               54     Since December 2001, Executive Vice President          --        85,443(14)            *
                                     -- Acquisitions and Secretary of PREIT. From
                                     1995 to December 2001, Senior Vice President
                                     -- Acquisitions and Secretary of PREIT.

Bruce Goldman                 44     Since December 2002, Executive Vice President          --        10,574(15)            *
                                     -- General Counsel of PREIT, and Assistant
                                     Secretary of PREIT since April 2003. From
                                     December 2001 to November 2002, Senior Vice
                                     President -- General Counsel of PREIT. From
                                     September 2000 to December 2001, Senior Vice
                                     President -- Legal of PREIT. From 1997 to
                                     2000, Vice President of New City Development,
                                     the development subsidiary of Mirage Resorts,
                                     Inc.

David J. Bryant               45     Since September 2000, Senior Vice President --         --        27,603(16)            *
                                     Finance and Treasurer of PREIT. From September
                                     1997 to September 2000, Vice President --
                                     Financial Services of PREIT.

Raymond J. Trost              47     Since May 2000, Senior Vice President --               --        21,736(17)            *
                                     Multifamily Division of PREIT. From 1995 to
                                     May 2000, Vice President -- Asset
                                     Management of PREIT.

All Trustees and              --     --                                                     --     2,354,598(18)        12.84%
executive officers as a
group (15 persons)

---------------
*    Less than one percent.
(1) Unless otherwise indicated in the following footnotes, each Trustee and executive officer has sole voting and investment power with respect to all such shares.
(2) Pursuant to the TRO Contribution Agreement, dated as of July 30, 1997 (the "TRO Contribution Agreement"), PREIT acquired all of the outstanding non-voting shares of capital stock of The Rubin Organization, Inc. In accordance with Section 5.19 of the TRO Contribution Agreement, the Board of Trustees of PREIT elected Ronald Rubin, George F. Rubin and Rosemarie B. Greco as Trustees of PREIT to fill the vacancies created by the resignations of Robert Freedman, Jack Farber and Robert G. Rogers. Ronald Rubin and George F. Rubin are brothers.
(3) Includes 112,700 shares held directly by Ronald Rubin, 551,973 Class A units of limited partnership interest in PREIT Associates, L.P. (49,006 of which are held by a trust of which Ronald Rubin and George F. Rubin are beneficiaries and 2,776 of which are owned by a corporation of which Ronald Rubin is the sole shareholder) that are currently redeemable for cash or, at the option of PREIT, for a like number of shares, 150,000 shares subject to options that are currently exercisable and 7,697 shares held by a trust of which Mr. Rubin is a trustee. Excludes 17,611 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until July 10, 2003.
(4) Includes 245,088 shares held directly by Mr. Korman, 420 shares owned by Mr. Korman's spouse, 41,824 shares held in trusts of which Mr. Korman is a co-trustee, 19,328 shares held by trusts of which Mr. Korman is a co-trustee and the sole beneficiary and 6,125 shares subject to options that are currently exercisable. Mr. Korman disclaims beneficial ownership of the 41,824 shares held in trusts of which Mr. Korman is a co-trustee and the 420 shares owned by Mr. Korman's spouse.
(5) Includes 72,351 shares held directly by Mr. Orleans, 1,300 shares held by Mr. Orleans' minor children, 220 shares held by trusts of which Mr. Orleans is co-trustee, 252 shares owned by a corporation 50% of whose shares are owned by Mr. Orleans and 8,625 shares subject to options that are currently exercisable. Mr. Orleans disclaims beneficial ownership of the 220 shares held by trusts of which he is co-trustee.
(6) Includes 49,481 shares held directly by George Rubin, 270,129 Class A units of limited partnership interest in PREIT Associates, L.P. (49,006 of which are held by a trust of which Ronald Rubin and George F. Rubin are beneficiaries) that are currently redeemable for cash or, at the option of PREIT, for a like number of shares, 75,000 shares subject to options that are currently exercisable and 7,697 shares held by a trust of which Mr. Rubin is a trustee. Also includes 900 shares held by a trust, the beneficiary of which is Mr. Rubin's daughter, and 500 shares held by Mr. Rubin's spouse, as to both of which Mr. Rubin disclaims beneficial ownership. Excludes 6,725 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until July 10, 2003.
(7) Includes 2,000 shares held directly by Ms. Greco and 5,125 shares subject to options that are currently exercisable.
(8) Includes 2,000 shares and 1,250 shares subject to options that are currently exercisable, all of which are held indirectly by Mr. Lubert through LLR Management, L.P., of which Mr. Lubert is a managing director and beneficial owner.
(9) Includes 4,000 shares held directly by Mr. Javitch and 9,125 shares subject to options that are currently exercisable.
(10) Includes 62,961 shares held directly by Mr. Weller, 160,000 shares subject to options that are currently exercisable and 200 shares held by Mr. Weller as custodian for his children under the New York Uniform Gifts to Minors Act.
(11) Includes 25,000 shares held directly by Mr. Glickman, 45,436 Class A units of limited partnership interest in PREIT Associates, L.P. that are currently redeemable for cash or, at the option of PREIT, for a like number of shares, and 130,000 shares subject to options that are currently exercisable.
(12) Includes 20,241 shares held directly by Mr. Coradino, 85,756 Class A units of limited partnership interest in PREIT Associates, L.P. that are currently redeemable for cash or, at the option of PREIT, for a like number of shares, and 30,000 shares subject to options that are currently exercisable.
(13) Includes 22,854 shares held directly by Mr. Grayson, 18,388 Class A units of limited partnership interest in PREIT Associates, L.P. that are currently redeemable for cash or, at the option of PREIT, for a like number of shares, and 20,000 shares subject to options that are currently exercisable.
(14) Includes 33,443 shares held directly by Mr. Linn, 50,000 shares subject to options that are currently exercisable and 2,000 shares that are held by Mr. Linn as custodian for his son under the Pennsylvania Uniform Gifts to Minors Act.
(15) All 10,574 shares are owned by Mr. Goldman directly.
(16) Includes 12,859 shares held directly by Mr. Bryant, 4,744 Class A units of limited partnership interest in PREIT Associates, L.P. that are currently redeemable for cash or, at the option of PREIT, for a like number of shares, and 10,000 shares subject to options that are currently exercisable.
(17) Includes 11,736 shares held directly by Mr. Trost and 10,000 shares subject to options that are currently exercisable.
(18) Includes 665,250 shares subject to options that are currently exercisable and 927,420 Class A units of limited partnership interest in PREIT Associates, L.P. that are currently redeemable for cash or, at PREIT's option, for a like number of shares. In certain instances, two Trustees beneficially own the same shares because they share voting or investment power over the shares. These shares have been counted only once in this total.

Required Vote

   Assuming a quorum is present, the three nominees receiving the highest number of votes cast at the Annual Meeting will be elected Trustees. For this purpose, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in the election of Trustees.

Board Recommendation

   The Board of Trustees recommends that shareholders vote FOR the election of each of the nominees for Trustee.


                                  PROPOSAL TWO
                                  OTHER MATTERS


   PREIT's management knows of no matters other than those stated above to come before the meeting. However, if any other matters should properly come before the meeting, the enclosed proxy confers discretionary authority with respect to these matters.

                             ADDITIONAL INFORMATION


Summary Compensation Table

   The following table shows information concerning the compensation paid by PREIT for the last three fiscal years to PREIT's Chief Executive Officer and its four other most highly compensated executive officers.

                                                                                             Long Term
                                                          Annual Compensation           Compensation Awards
                                                          -------------------           -------------------
                                                                                   Restricted Stock                    All Other
     Name and Principal Position                Year    Salary($)   Bonus($)(4)      Awards($)(5)      Options(#)   Compensation($)
     ---------------------------                ----    ---------   -----------      ------------      ----------   ---------------
Ronald Rubin                                    2002     390,000      190,000           320,637(6)           --         100,000(9)
 Chairman, Chief Executive                      2001     378,895      140,000           120,004(7)           --              --
 Officer and Trustee                            2000     378,898      255,000           363,200(8)           --              --

Jonathan B. Weller(1)                           2002     340,000      150,000           240,478(6)           --          77,667
 President, Chief Operating                     2001     330,746      116,000            89,997(7)           --          67,415
 Officer and Trustee                            2000     330,746      212,000           272,400(8)           --          62,870

Edward A. Glickman(2)                           2002     325,000      162,500                --              --         151,934
 Executive Vice President                       2001     312,648      150,000                --              --         109,750
 and Chief Financial Officer                    2000     275,000      137,500           448,500         100,000          70,200

George F. Rubin(3)                              2002     290,000      125,000           176,343(6)           --          32,333
 President, PREIT Services,                     2001     262,496       92,000            89,997(7)           --           6,800
 LLC and PREIT-RUBIN, Inc.                      2000     262,496       77,500           272,400(8)           --           6,800
 and Trustee

Joseph F. Coradino(3)                           2002     280,000      125,000           168,337(6)           --          32,333
 Executive Vice President                       2001     250,000      110,000            65,000(7)           --           6,800
 -- Retail                                      2000     236,250      130,000           136,200(8)           --           6,800

---------------
(1) The amounts shown in the "All Other Compensation" column for Mr. Weller represent annual premium payments on life insurance provided under Mr. Weller's employment agreement of $4,875 for 2002, $9,750 for 2001 and $9,750 for 2000; payments on long-term disability insurance of $6,219 for each of 2002, 2001 and 2000; matching contributions under PREIT's 401(k) retirement plan of $7,333 for 2002, $5,076 for 2001 and $6,800 for 2000;
     contributions by PREIT under a Supplemental Retirement Plan of $51,500 for 2002, $38,630 for 2001 and $32,361 for 2000; and annual rental payments of $7,740 for each of 2002, 2001 and 2000 for an automobile leased by PREIT for Mr. Weller's use.
(2) The restricted shares awarded to Mr. Glickman in 2000 vest in five equal annual installments beginning on January 1, 2000, contingent upon his continued employment on the vesting dates. The amounts shown in the "All Other Compensation" column for Mr. Glickman represent $25,000 of contributions by PREIT under a Supplemental Retirement Plan for each of 2002, 2001 and 2000; matching contributions under PREIT's 401(k) retirement plan of $7,334 for 2002, $5,950 for 2001 and $6,800 for 2000; and a credit to an account established for Mr. Glickman of $119,600 for 2002, $78,800 for 2001 and $38,400 for 2000 related to dividend equivalent rights on a notional 50,000 shares. The amounts credited to such account vest in five equal annual installments beginning on January 1, 2000, contingent on continued employment on those dates.
(3) The amounts shown in the "All Other Compensation" column for George Rubin and Joseph Coradino represent matching contributions under PREIT's 401(k) retirement plan, as well as $25,000 of contributions in 2002 by PREIT under Supplemental Retirement Plans for each of George Rubin and Joseph Coradino.
(4)  The bonuses for 2002 were paid on February 21, 2003.

(5) As of (and based upon the $26.00 closing price of PREIT's shares on) December 31, 2002, Ronald Rubin owned an aggregate of 32,619 restricted shares worth $848,094; Jonathan B. Weller owned an aggregate of 24,464 restricted shares worth $636,064; Edward A. Glickman owned an aggregate of 10,000 restricted shares worth $260,000; George F. Rubin owned an aggregate of 19,273 restricted shares worth $501,098; and Joseph F. Coradino owned an aggregate of 16,125 restricted shares worth $419,250.
(6) Represents the number of restricted shares subject to time-based vesting granted under PREIT's 2002-2004 Long-Term Incentive Plan. Excludes restricted shares subject to performance-based vesting granted under PREIT's 2002-2004 Long-Term Incentive Plan, which instead will be reflected in the Summary Compensation Table as "LTIP Payouts" when and if earned in future years. All of the above mentioned restricted shares vest, if at all, in three equal installments on February 15 of each of 2003, 2004 and 2005.
(7)  The restricted shares vested in full on February 15, 2002.
(8)  The restricted shares vested in full on February 15, 2003.
(9) Represent contributions in 2002 by PREIT under a Supplemental Retirement Plan for Ronald Rubin.

Employment Agreements

   Ronald Rubin entered into an employment agreement with PREIT as of April 2, 2002 for an initial term through December 31, 2004 and extending year-to-year thereafter unless either party gives at least 120 days advance written notice that the term is not to be extended. Under the agreement, Mr. Rubin serves as Chairman and Chief Executive Officer of PREIT. Mr. Rubin's base salary may be increased each year at the discretion of PREIT's Executive Compensation and Human Resources Committee. In accordance with the agreement, Mr. Rubin is eligible each year to participate in PREIT's Incentive Bonus Opportunity Plan, and he received $1,200,000 worth of performance units and 25,952 restricted shares subject to the terms of PREIT's 2002-2004 Long-Term Incentive Plan. PREIT agreed to contribute $100,000 per year to a supplemental retirement plan that will accrue interest at the rate of 10% per year, compounded annually. The amounts in the plan are payable to Mr. Rubin within 60 days of the termination of his employment for any reason.

   Jonathan B. Weller entered into an employment agreement with PREIT as of March 22, 2002 for an initial term through December 31, 2004 and extending year-to-year thereafter unless either party gives at least 120 days advance written notice that the term is not to be extended. Under the agreement, Mr. Weller serves as President and Chief Operating Officer of PREIT. Mr. Weller's base salary may be increased each year at the discretion of PREIT's Executive Compensation and Human Resources Committee. In accordance with the agreement, Mr. Weller is eligible each year to participate in PREIT's Incentive Bonus Opportunity Plan, and he received $900,000 worth of performance units and 19,464 restricted shares subject to the terms of PREIT's 2002-2004 Long-Term Incentive Plan. In the agreement, PREIT acknowledged a continuing obligation to contribute amounts to Mr. Weller's supplemental retirement plan according to a formula contained in that plan. PREIT also acknowledged a continuing obligation to make payments under existing split dollar insurance agreements for the benefit of Mr. Weller's designated beneficiaries. See footnote (1) to the Summary Compensation Table for PREIT's payments pursuant to these arrangements in 2000, 2001 and 2002. PREIT discontinued payments under the split dollar insurance agreements upon the enactment of the Sarbanes-Oxley Act of 2002, and PREIT and Mr. Weller are discussing alternative arrangements to compensate Mr. Weller for the loss of these contributions, including on a going-forward basis.

   Edward A. Glickman entered into an employment agreement with PREIT on November 10, 2000. The employment agreement provides that Mr. Glickman is to serve as Chief Financial Officer of PREIT. The term of the employment agreement was made retroactively effective to January 1, 1999 and extended until September 30, 2002, whereupon it automatically renewed for an additional two-year period, which it will continue to do every other September 30 unless and until either party gives notice of termination at least one year prior to the end of the then current term. Mr. Glickman's base salary for 2002 was $325,000, and his salary increases by at least $25,000 per year on the first day of each January during the term. The agreement also provides for the payment of a bonus equal to one half of Mr. Glickman's base salary each year, subject to Mr. Glickman's meeting performance goals established by PREIT's compensation committee. Mr. Glickman achieved the performance goals for 2002 and, accordingly, received the full potential bonus payable with respect to 2002. In accordance with the Employment Agreement, PREIT granted Mr. Glickman (i) 25,000 restricted shares that vest in five equal annual installments beginning January 1, 2000, (ii) an incentive stock option to purchase 11,210 shares at $17.94 per share that vests in two equal annual installments beginning on January 1, 2003, (iii) a nonqualified stock option to purchase 88,790 shares at $17.94 per share that vests in five annual installments, 20,000 shares on November 10, 2000, 20,000 shares on January 1, 2001, 20,000 shares on January 1, 2002, 14,395 shares on January 1, 2003 and 14,395 shares on January 1, 2004, and (iv) 50,000 dividend equivalent rights that vest in five equal annual installments beginning on January 1, 2000. PREIT has agreed to contribute $25,000 per year to a supplemental executive retirement plan that will accrue interest at the rate of 10% per year, compounded annually, payable to Mr. Glickman within 60 days of the termination of his employment for any reason. PREIT and Mr. Glickman expect to begin discussions in the near future regarding possible modifications to his employment agreement.

   George F. Rubin entered into an employment agreement with PREIT Services, LLC as of March 22, 2002 for an initial term through December 31, 2004 and extending year-to-year thereafter unless either party gives at least 120 days advance written notice that the term is not to be extended. The obligations of PREIT Services under the agreement are guaranteed by PREIT. Under the agreement, Mr. Rubin serves as President of PREIT Services. Mr. Rubin's base salary may be increased each year at the discretion of PREIT's Executive

Compensation and Human Resources Committee. In accordance with the agreement, Mr. Rubin is eligible each year to participate in PREIT's Incentive Bonus Opportunity Plan, and he received $700,000 worth of performance units and 14,273 restricted shares subject to the terms of PREIT's 2002-2004 Long-Term Incentive Plan. PREIT Services has agreed to contribute $25,000 per year to a supplemental executive retirement plan that will accrue interest at the rate of 10% per year, compounded annually, payable to Mr. Rubin within 60 days of the termination of his employment for any reason.

   Joseph F. Coradino entered into an employment agreement with PREIT Services, LLC as of March 22, 2002 for an initial term through December 31, 2004 and extending year-to-year thereafter unless either party gives at least 120 days advance written notice that the term is not to be extended. The obligations of PREIT Services under the agreement are guaranteed by PREIT. Under the agreement, Mr. Coradino serves as Executive Vice President -- Retail both of PREIT Services and of PREIT. Mr. Coradino's base salary may be increased each year at the discretion of PREIT's Executive Compensation and Human Resources Committee. In accordance with the agreement, Mr. Coradino is eligible each year to participate in PREIT's Incentive Bonus Opportunity Plan, and he received $600,000 worth of performance units and 13,625 restricted shares subject to the terms of PREIT's 2002-2004 Long-Term Incentive Plan. PREIT Services has agreed to contribute $25,000 per year to a supplemental executive retirement plan that will accrue interest at the rate of 10% per year, compounded annually, payable to Mr. Coradino within 60 days of the termination of his employment for any reason.

   The employment agreements described above contain provisions addressing the consequences of a termination of each executive's employment. With respect to each executive other than Mr. Glickman, if PREIT or PREIT Services terminates the executive's employment without specified cause, or if the executive terminates his employment for specified good reason (including the delivery by PREIT or PREIT Services of notice that the term of the agreement will not be renewed), the executive is entitled to a lump-sum severance payment equal to the greater of (a) his base salary through the end of the term plus a portion of the executive's average bonus for the last three years prorated through the date of termination, or (b) a multiple of the sum of the executive's then current salary plus a portion of the executive's average bonus for the last three years prorated through the date of termination. For purposes of the preceding sentence, the phrase "average bonus for the last three years" means the average percentage of the executive's salary represented by his annual bonus paid in each of the prior three years, multiplied by his then current salary. For Ronald Rubin, the multiple related to part (b) above is three, for Jonathan Weller and George Rubin, the multiple is two and one-half and for Joseph Coradino, the multiple is two. If such a termination occurs within a specified period of time following a change of control of PREIT, then Jonathan Weller's multiple is increased to three. In the same circumstances, without regard to whether the termination is preceded by a change of control, Mr. Glickman is entitled to three times the sum of his then current salary plus the average of his annual bonus over the last three years. Additionally, Mr. Glickman is entitled to terminate his employment for good reason if Ronald Rubin ceases to be PREIT's Chief Executive Officer for any reason.

   If the executive dies or becomes disabled during the term of his employment agreement, the executive or his estate is entitled to continue to receive his then current salary for the longer of the remainder of the term or one year (two years with respect to Edward Glickman and three years with respect to Ronald Rubin), and to receive a prorated portion of any bonus payable with respect to established performance goals that the company achieves in the year of the executive's disability or death.

   Additionally, the employment agreements provide that if PREIT terminates any of the executives without cause, if the executive terminates his employment for good reason or if the executive dies or becomes disabled:

     o the executive's restricted shares and options (and, with respect to Mr. Glickman, dividend equivalent rights) immediately become vested; and

     o the executive -- in some cases including his dependents -- is entitled to continuing medical benefits for a specified number of days.

   As to Ronald Rubin, Jonathan Weller and Edward Glickman, the employment agreements provide that, in the event any payments to such executives result in the imposition on them of an excise tax under Section 4999 of the Internal Revenue Code, PREIT will pay to such executive an additional amount equal to one half of the excise tax.

Stock Options

   The following table presents information as to the exercise of options to purchase shares and the fiscal year-end value of unexercised options for all of the persons named in the Summary Compensation Table. None of the persons named in the Summary Compensation Table were granted options during 2002.

                       Aggregate Option Exercises in 2002
                       and December 31, 2002 Option Values

                                                                            Number of Unexercised          Value of Unexercised
                                                  Shares                        Options at               In-the-Money Options at
                                                 Acquired                    December 31, 2002             December 31, 2003(1)
                                                    On        Value      ---------------------------    ---------------------------
                     Name                        Exercise    Realized   Exercisable    Unexercisable    Exercisable   Unexercisable
 ---------------------------------------------   --------    --------   -----------    -------------    -----------   -------------
Ronald Rubin .................................        --           --     150,000               0        $ 88,500              --
Jonathan B. Weller ...........................    15,000     $114,000     160,000               0        $475,000              --
Edward A. Glickman ...........................        --           --     110,000          40,000        $569,100        $326,400
George F. Rubin ..............................        --                   75,000               0        $ 44,250              --
Joseph F. Coradino ...........................        --           --      30,000               0        $ 17,700              --

---------------
(1) In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option. The closing price of the shares on December 31, 2002 was $26.00 per share.

Equity Compensation Plans

   Under PREIT's 1990 Stock Option Plan for Non-Employee Trustees (the "Trustee Option Plan"), PREIT is authorized to issue to its Trustees who are not employees of PREIT or any of its affiliates nonqualified stock options to purchase up to 100,000 shares. Options to purchase 88,000 shares have been issued under the Trustee Option Plan, 28,125 of which have been exercised and 10,500 have expired without being exercised. The Executive Compensation and Human Resources Committee administers the Trustee Option Plan. The exercise price per share of options granted under the Trustee Option Plan must equal 100% of the fair market value of the shares underlying the options on the grant date and the options generally expire 10 years from the grant date unless extended in the Compensation Committee's discretion. The Trustee Option Plan was amended in 2001 to cease the automatic annual grant in January of each year to each non-employee Trustee of an option for 2,500 shares. The Trustee Option Plan continues to provide for an automatic grant of an option for 5,000 shares to newly elected non-employee Trustees. Option grants may not be made after January 31, 2004, unless the plan is extended. Additional options may be granted under the Trustee Option Plan to purchase a maximum of 22,500 shares.

   PREIT's Restricted Share Plan for Non-Employee Trustees, adopted in 2002, authorizes PREIT to issue to its Trustees who are not employees of PREIT or any of its affiliates up to 50,000 restricted shares. The plan provides for the automatic grant of 1,000 shares to each non-employee Trustee on January 31 of each year. 10,000 restricted shares have been granted under the plan. The restricted shares vest in three approximately equal annual installments so long as the recipient remains a Trustee of PREIT. The plan is administered by the Executive Compensation and Human Resources Committee.

   Under PREIT's 1999 Equity Incentive Plan (the "1999 Plan"), PREIT has granted incentive stock options, designed to qualify under Section 422 of the Code, and nonqualified stock options to purchase an aggregate of 100,000 shares to the officers and other key employees of PREIT and PREIT-RUBIN and their subsidiary entities. The Executive Compensation and Human Resources Committee administers the 1999 Plan. The 1999 Plan requires that the exercise price of options granted under the plan not be less than the fair market value of the shares underlying the options on the grant date and the term of each option granted may not exceed 10 years. Additionally, the 1999 Plan provides for the grant of restricted shares, share appreciation rights, performance shares, dividend equivalent rights and/or loans to the officers and other key employees of PREIT and PREIT-RUBIN and their subsidiary entities. The loan component of the 1999 Plan never has been utilized and may have been rendered unusable by the prohibition against personal loans contained in the Sarbanes-Oxley Act of 2002. PREIT has awarded 403,740 restricted shares and 50,000 dividend equivalent rights under the 1999 Plan.

Amounts equal to dividends are paid each year on the unvested portion of restricted share grants and such shares also carry voting rights. In addition to the 400,000 shares that initially were authorized under the 1999 Plan, shares that are subject to options under PREIT's 1990 Incentive and Nonqualified Stock Option Plan, 1997 Stock Option Plan and 1998 Stock Option Plan that expire or otherwise terminate, other than incentive stock options, automatically will also be made available for awards under the 1999 Plan. The 1999 Plan also covers the grant of restricted shares under the 2002-2004 Long- Term Incentive Plan. An additional 130,062 shares remain available for awards under the 1999 Plan.

2002 - 2004 Long-Term Incentive Plan - Awards in 2002

   Under PREIT's 2002-2004 Long-Term Incentive Plan, participants may receive awards of performance units and restricted shares. Performance units are awards providing for a payment to participants - which may be in cash or a combination of cash and shares - if PREIT achieves certain financial targets that are specified in the Plan and described below. Restricted share awards are shares that a participant may not sell, assign, transfer or pledge until those shares have vested. A portion of the restricted share awards vest based on PREIT's achievement of financial targets, some of which are specified in the Plan and some of which will be determined by PREIT's Executive Compensation and Human Resources Committee. The balance of the restricted share awards vest over time subject to the participant's continued employment with PREIT. The executive officers of PREIT and its subsidiaries who hold the office of Executive Vice President or a higher office are eligible to participate in the Plan.

   Performance Unit Awards

   Each performance unit is valued at one dollar per unit. The financial targets relating to the performance units were established to motivate PREIT's top executive officers and to focus their attention on critical financial indicators that measure PREIT's success. PREIT will make payments to participants in respect of their performance units if certain financial targets are reached in 2004. The financial targets are based on PREIT's publicly reported per share "funds from operations" for 2004, subject to adjustment to account for certain non-recurring items as described in the Plan. None of the performance units will vest if PREIT does not achieve at least $3.12 of funds from operations per share in 2004, one-third will vest if PREIT achieves $3.12 of funds from operations per share in 2004 (the "Threshold"), two-thirds will vest if PREIT achieves $3.18 of funds from operations per share in 2004 (the "Target") and all of the performance units will vest if PREIT achieves at least $3.24 of funds from operations per share in 2004 (the "Maximum"). PREIT's Executive Compensation and Human Resources Committee, if applicable and in their good faith judgment, will adjust the preceding target levels of funds from operations per share to account for certain material asset sales by PREIT and its subsidiaries or the issuance of a significant number of shares by PREIT. Such adjustments may be required as a result of the transactions with The Rouse Company and New Castle Associates described in "Transactions with Management" and as a result of other transactions, including the pending sale of PREIT's multifamily portfolio, described in PREIT's Annual Report on Form 10-K for the year ended December 31, 2002, which PREIT filed with the SEC on March 31, 2003, if such other transactions are consummated.

   In addition to the performance units allocated to specific participants by the Plan at its inception, and an additional 200,000 performance units that were more recently issued to other eligible participants, 500,000 unallocated performance units are available for future issuances under the Plan to any individual in the group of eligible officers whom PREIT's Executive Compensation and Human Resources Committee designates to receive performance units. Edward A. Glickman, who is included in the group of eligible participants but who, to date, has not been issued any performance units under the Plan, is expected to receive the remaining 500,000 performance units in 2003 upon the modification of his employment agreement.

   The following table shows information regarding the awards of performance units in 2002 to each participant listed in the Summary Compensation Table:

                                                                                                    Estimated Future Payouts Under
                                                                                                      Non-Stock Price Based Plans
                                                                              Performance or       --------------------------------
                                                               Number       Other Period Until     Threshold    Target     Maximum
                           Name                               of Units    Maturation or Payment       ($)         ($)        ($)
----------------------------------------------------------    ---------   ---------------------    ---------    -------   ---------
Ronald Rubin..............................................    1,200,000   1/1/2002 - 12/31/2004     400,000     800,000   1,200,000
Jonathan B. Weller........................................      900,000   1/1/2002 - 12/31/2004     300,000     600,000     900,000
Edward A. Glickman........................................            0            N/A                N/A         N/A        N/A
George F. Rubin...........................................      700,000   1/1/2002 - 12/31/2004     233,333     466,666     700,000
Joseph F. Coradino........................................      600,000   1/1/2002 - 12/31/2004     200,000     400,000     600,000

   Restricted Share Awards

   The restricted shares issuable under the Plan were awarded on March 22, 2002. One half of a participant's restricted share award is subject to time-based vesting and the other half is subject to performance-based vesting. So long as a participant remains employed by PREIT, he will vest in one half of his restricted share award in equal installments on each February 15 in 2003, 2004 and 2005. An equal portion of the other half of each participant's award is eligible to vest in 2003, 2004 and 2005, and all, none or a portion of each such amount may vest depending on the level of the financial targets achieved in each of those years. Financial targets with respect to restricted share awards for 2002 only are set forth in the Plan, and the Executive Compensation and Human Resources Committee, in its sole discretion, will decide whether such targets have been reached. The Executive Compensation and Human Resources Committee will establish the financial targets for the restricted share awards for 2003 after analyzing the effects of the transactions with The Rouse Company and New Castle Associates described in "Transactions with Management" and the effects of the other pending transactions described in PREIT's Annual Report on Form 10-K for the year ended December 31, 2002, which PREIT filed with the SEC on March 31, 2003, if such other transactions are consummated. The financial targets for 2004 are expected to be established before the beginning of 2004. PREIT will pay an amount equal to the dividends that would be payable on the shares on a current basis, and participants have voting rights, with respect to their non-vested restricted shares.

   The following table shows certain information regarding the restricted shares with performance-based conditions on vesting granted in accordance with the
Plan:

                                                                                                         Estimated Future Payouts
                                                                                                                  Under
                                                                                                       Non-Stock Price Based Plans
                                                                                 Performance or       -----------------------------
                                                                  Number       Other Period Until     Threshold    Target   Maximum
                             Name                                of Shares   Maturation or Payment       (#)        (#)       (#)
-------------------------------------------------------------    ---------   ---------------------    ---------    ------   -------
Ronald Rubin.................................................     12,976     1/1/2002 - 12/31/2005      4,325      8,650     12,976
Jonathan B. Weller...........................................      9,732     1/1/2002 - 12/31/2005      3,254      6,508      9,732
Edward A. Glickman...........................................          0              N/A                N/A        N/A       N/A
George F. Rubin..............................................      7,137     1/1/2002 - 12/31/2005      2,379      4,758      7,137
Joseph F. Coradino...........................................      6,813     1/1/2002 - 12/31/2005      2,271      4,542      6,813

   Restricted shares that vest based solely on the passage of time and continued service are not reflected in the table and, instead, are reflected as "Restricted Share Awards" in the Summary Compensation Table.

Transactions with Management

   On September 30, 1997, PREIT consummated a series of related transactions (the "TRO Transaction") in which PREIT, among other things: (i) caused a Delaware limited partnership (the "Operating Partnership") of which PREIT is the sole general partner to acquire all of the issued and outstanding non-voting common shares of The Rubin Organization, Inc. ("TRO") (renamed PREIT-RUBIN, Inc.), a commercial real estate development and management firm, representing 95% of the total equity of TRO, in exchange for 200,000 Class A units of limited partnership interest in the Operating Partnership ("Class A OP Units") and a contingent obligation to issue up to 800,000 additional Class A OP Units over a five-year period based on the levels of PREIT's funds from operations ("FFO") per share during such period; (ii) caused the Operating Partnership to acquire, or to become obligated to acquire, in exchange for additional Class A OP Units, the interests of certain affiliates of TRO ("TRO Affiliates"), or their rights or obligations to acquire interests, in three existing shopping centers or portions thereof, and in two shopping centers then under construction (the "Development Properties"); (iii) caused the Operating Partnership to acquire the pre-development rights, subject to the obligations of certain TRO Affiliates, in certain additional proposed shopping centers (the "Predevelopment Properties");
(iv) implemented, directly or indirectly, employment agreements with ten members of TRO management, including Ronald Rubin, who became PREIT's Chief Executive Officer and a Trustee and has since become its Chairman as well; George F. Rubin, who continued as President of PREIT-RUBIN, became a Trustee of PREIT and has since become President of PREIT Services, LLC as well, Edward A. Glickman, who became PREIT's Chief Financial Officer; Joseph F. Coradino, who has since become PREIT's Executive Vice President -- Retail Division; Douglas S. Grayson, who has since become PREIT's Executive Vice President -- Development; and David
J. Bryant, who has since become PREIT's Senior Vice President -- Finance and Treasurer; and (v) elected three designees of TRO -- Ronald Rubin, George F. Rubin and Rosemarie B. Greco -- as Trustees of PREIT.

   The Class A OP Units referred to above are redeemable by the Operating Partnership, at the option of the holder, beginning one year following the dates of their respective issuance for an amount per unit equal to the average closing price of a share on the twenty trading days immediately before the date notice of redemption is received by PREIT in its capacity as general partner of the Operating Partnership. PREIT has the right to acquire any Class A OP Units tendered to the Operating Partnership for redemption for cash or PREIT shares, on the basis of one share for each Class A OP Unit, subject to adjustments for share splits and other capital changes.

   At the closing of the TRO Transaction, in exchange for their direct and indirect interests in TRO and certain of the Development Properties: (i) Ronald Rubin received, directly or indirectly, beneficial ownership of 144,359 Class A OP Units; (ii) George F. Rubin received, directly or indirectly, beneficial ownership of 86,462 Class A OP Units; (iii) Edward Glickman received beneficial ownership of 13,633 Class A OP Units; (iv) Joseph F. Coradino received beneficial ownership of 28,691 Class A OP Units; (v) Douglas S. Grayson received beneficial ownership of 5,968 Class A OP Units; and (vi) David J. Bryant received beneficial ownership of 1,639 Class A OP Units. The amounts shown above for each of Ronald Rubin and George F. Rubin include 12,167 Class A OP Units held by a trust of which both are beneficiaries.

   The amount of consideration PREIT pays and the manner in which it would be paid was approved by a Special Acquisition Committee of the Board of Trustees and by the Board of Trustees. The Board received an opinion from Lehman Brothers that the consideration to be paid was fair from a financial point of view, and PREIT's shareholders approved PREIT's completion of the TRO Transaction at a Special Meeting of Shareholders held on September 29, 1997. The TRO Contribution Agreement established a special committee (the "Special TRO Committee") of disinterested trustees, currently consisting of Leonard I. Korman, Chair, Rosemarie B. Greco and Jeffrey P. Orleans, for the purpose of addressing and resolving any matters pertaining to the 800,000 additional Class A OP Units that were issuable after the closing of the TRO Transaction. In 2002, the role of the Special TRO Committee was expanded to include addressing and resolving any matters pertaining to the Development Properties and the Predevelopment Properties.

   As stated above, the TRO Transaction also entitled the TRO Affiliates to receive up to 800,000 additional Class A OP Units based on PREIT's FFO for the five-year period beginning September 30, 1997. In 1998, and again in 2002 with respect to 2001 only, these "hurdle" and "target" FFO levels were adjusted by the Special TRO Committee to account for the dilutive effects of public offerings of PREIT's shares that occurred in 1998 and 2001. For the period beginning September 30, 1997 and ending December 31, 2000, the Operating

Partnership issued 497,500 Class A OP Units to the TRO Affiliates. On April 8, 2002, the Operating Partnership issued 167,500 Class A OP Units attributable to the period from January 1, 2001 through December 31, 2001. As part of this 2002 issuance: (i) Ronald Rubin received beneficial ownership of 66,159 Class A OP Units; (ii) George F. Rubin received beneficial ownership of 30,210 Class A OP Units; (iii) Edward A. Glickman received beneficial ownership of 7,553 Class A OP Units; (iv) Joseph F. Coradino received beneficial ownership of 12,273 Class A OP Units; (v) Douglas S. Grayson received beneficial ownership of 3,776 Class A OP Units; and (vi) David J. Bryant received beneficial ownership of 944 Class A OP Units. For the period from January 1, 2002 through September 30, 2002, the TRO Affiliates are entitled to receive up to 135,000 Class A OP Units. The Special TRO Committee will determine whether these remaining 135,000 Class A OP Units have been earned. In addition, the Special TRO Committee may adjust the hurdle and target FFO levels for the 2002 period in order to account for the dilutive effect of PREIT's July 2001 public offering or other matters deemed appropriate by the Special TRO Committee.

   The TRO Affiliates also were eligible to receive additional Class A OP Units in respect of PREIT's payment for the Development and Predevelopment Properties, all in accordance with the valuation and payment provisions of the applicable agreements. In 2002, in exchange for the remaining 11% interest in Northeast Tower Center - one of the Development Properties - Ronald Rubin received beneficial ownership of 17,611 Class A OP Units and George F. Rubin received beneficial ownership of 6,726 Class A OP Units. The calculation of the number of OP Units to be issued in exchange for one of the Development Properties was deferred until a specified date to allow that property to be leased to a credit-worthy tenant acceptable to PREIT so that its value could be determined. That property was leased after the expiration of the deferral period, and the Special TRO Committee will determine how many, if any, Class A OP Units should be issued in respect of that property.

   The Predevelopment Properties include Christiana Power Center Phase I, Christiana Power Center Phase II, Metroplex Shopping Center and Red Rose Commons. According to the TRO Contribution Agreement, the Predevelopment Properties were to be valued as of the date of completion based on principles set forth in the TRO Contribution Agreement.

   Following completion of each individual Predevelopment Property, the TRO Contribution Agreement provides for an unfunded bookkeeping account to be established for such property, which is credited with a number of Class A OP Units equal in value to (a) 50% of the value of the Operating Partnership's interest in that property determined in accordance with the TRO Contribution Agreement in excess of (b) the aggregate cost associated with that property. Each such account is further credited with any distributions that would have been payable on the credited Class A OP Units from the completion date for the applicable property through the date the OP Units in the account are issued as described below, together with interest on those distributions at the rate of 10% per year. The TRO Contribution Agreement also provides that, if any Predevelopment Property is not completed by September 30, 2002, then such property is valued on September 30, 2002, based upon a prescribed appraisal process.

   No Class A OP Units or distributions in respect of Class A OP Units were to be issued or distributed in respect of the Predevelopment Properties until the earlier of September 30, 2002 or the date on which all of the Predevelopment Properties were completed and valued, at which time the number of Class A OP Units and the amount of cash in each Predevelopment Property account was to be distributed to the TRO Affiliates as provided in the TRO Contribution Agreement.

   Christiana Power Center Phase I, Metroplex Shopping Center and Red Rose Commons all were completed prior to the September 30, 2002 deadline. Christiana Power Center Phase II was not completed by that deadline and currently is the subject of litigation with the Delaware Department of Transportation concerning the development of that property. The Special TRO Committee will determine the action to be taken with respect to the Predevelopment Properties in light of the litigation, including the number of Class A OP Units that may be issued before the litigation is resolved.

   PREIT's Board of Trustees also must determine whether PREIT will purchase or continue to lease certain art work and other property at its principal executive office that were leased for a nominal amount to PREIT by the former TRO Affiliates for a term of five years beginning at the closing of the TRO Transaction.

   Holders of Class A OP Units generally receive distributions at the approximate times, and in the same amounts, as PREIT pays dividends to its shareholders. Certain of the Class A OP Units issued in the TRO Transaction are subject to pledges in favor of the Operating Partnership until certain obligations of TRO are satisfied.

   PREIT-RUBIN provides real estate management and other services to 16 properties in which Ronald Rubin and/or other TRO Affiliates have direct or indirect interests. Total revenues earned by PREIT-RUBIN for such services were approximately $3.5 million for the calendar year ended December 31, 2002. As of December 31, 2002, approximately $0.7 million was due from these affiliates. Of this amount, approximately $0.6 million was collected subsequent to December 31, 2002. The remaining approximately $0.1 million is due in installments to be paid through 2010, plus interest where applicable. PREIT and PREIT-RUBIN lease their principal executive office from an entity in which Ronald Rubin and George F. Rubin have indirect interests. The lease term currently is scheduled to expire on July 31, 2009. In 2002, PREIT and PREIT-RUBIN paid approximately $0.9 million on this lease. Ronald Rubin and George F. Rubin, collectively with members of their immediate family, own less than a 16.66% interest in the entity that leases the property to PREIT and PREIT-RUBIN.

   On April 28, 2003, PREIT - through exchange intermediaries for purposes of complying with the fax-deferred exchange provisions of the Internal Revenue Code - acquired Moorestown Mall, The Gallery at Market East and Exton Square Mall from affiliated companies of The Rouse Company ("Rouse") in exchange for cash and the assumption of mortgage debt on certain of those malls. Also on April 28, 2003, New Castle Associates acquired Cherry Hill Mall from Rouse in exchange for its interest in Christiana Mall, cash and the assumption by New Castle Associates of mortgage debt on Cherry Hill Mall. One of the partners of New Castle Associates, which was both the sole general partner and a limited partner of New Castle Associates, is Pan American Associates, which is controlled by Ronald Rubin and George F. Rubin.

   Also on April 28, 2003, the Operating Partnership acquired 49% of the aggregate partnership interests in New Castle Associates from partners of New Castle Associates other than Pan American Associates, in exchange for an aggregate of 585,422 OP Units. The number of OP Units is subject to specified post-closing adjustments. Simultaneously with this acquisition, the Operating Partnership increased its aggregate ownership interest in New Castle Associates to 72.89% by acquiring an additional ownership interest directly from New Castle Associates in exchange for a cash investment in New Castle Associates of approximately $30.8 million (which amount is also subject to specified post-closing adjustments). This cash investment was used by New Castle Associates to pay the majority of the cash portion of the purchase price and associated costs for Cherry Hill Mall.

   The Operating Partnership also obtained an option, beginning April 30, 2004 and expiring October 27, 2004, to acquire the remaining interests in New Castle Associates, including that of Pan American Associates for an aggregate of 609,317 additional OP Units (subject to specified post-closing adjustments). If the Operating Partnership does not exercise this option, then the remaining partners of New Castle Associates will have the right, beginning April 28, 2008 and expiring October 25, 2008, to require the Operating Partnership to acquire the remaining interests in New Castle Associates in exchange for an aggregate of 670,249 additional OP Units (which amount is also subject to specified post-closing adjustments). Any OP Units issued to Pan American Associates as a result of these call and put rights will be Class A OP Units and redeemable for cash or, at PREIT's option, for PREIT shares beginning one year after issuance.

   Unless and until the Operating Partnership acquires the remaining interests in New Castle Associates, each of the remaining partners of New Castle Associates other than the Operating Partnership will be entitled to receive a cumulative preferred distribution from New Castle Associates on their remaining interests in New Castle Associates equal to 6.97% per annum of such partner's remaining share of the New Castle Associates equity value. These preferred distributions are designed to approximate the distributions that would have been payable had the partners exchanged all of their interests in New Castle Associates for OP Units on April 28, 2003. If the Operating Partnership does not exercise its call right, this preferred distribution will increase by 50% beginning January 1, 2005 and by an additional 5% over the amount for the preceding year beginning each January 1 thereafter. If the remaining New Castle Associates partners do not exercise their put rights, this preferred distribution will terminate on October 25, 2008. By reason of their interest in Pan American Associates, Ronald Rubin currently has a 9.37% indirect limited partner interest in New Castle Associates and George F. Rubin currently has a 1.43% indirect limited partner interest in New Castle Associates.

   In connection with PREIT's acquisition of its interest in New Castle Associates, Pan American Associates ceased to be a general partner of New Castle Associates and PREIT designated one of its affiliates as the sole general partner. Certain former partners of New Castle Associates not affiliated with PREIT are expected to exercise their special right to redeem for cash an aggregate of 261,349 OP Units issued to such partners at closing, and PREIT will pay to those partners an aggregate amount of approximately $7.7 million. PREIT also granted registration rights to the partners of New Castle Associates with respect to the PREIT shares underlying the OP Units issued or to be issued to them, other than those OP Units redeemed for cash following the closing.

   To facilitate the exchange of Christiana Mall for Cherry Hill Mall, PREIT waived any right of first refusal that it may have had with respect to the sale of Christiana Mall by New Castle Associates. Upon the sale of Christiana Mall by New Castle Associates, PREIT's management and leasing agreement for that property was terminated, and PREIT received a brokerage fee of $2 million from New Castle Associates in respect of the exchange of Christiana Mall for Cherry Hill Mall. PREIT also entered into a new management and leasing agreement with New Castle Associates for Cherry Hill Mall, which provides for a fee of approximately 5.25% of all rents and other revenues received by New Castle Associates from the ownership of Cherry Hill Mall.

   A special committee of PREIT's Board of Trustees comprised of all five of its independent trustees was formed to consider the fairness of the New Castle Associates contribution transaction (including the relevant elements of the Rouse transaction), and the special committee approved those transactions.

Board Matters

   PREIT has a standing Executive Compensation and Human Resources Committee and a standing Audit Committee. PREIT also has authorized the establishment of a standing Executive Committee to consist of three members. PREIT's Board of Trustees has not yet appointed any members to the Executive Committee, but at least two of the three seats are expected to be filled by trustees who are independent of management.

   The Executive Compensation and Human Resources Committee, which currently is comprised of Leonard I. Korman, Chair, Rosemarie B. Greco and Lee H. Javitch, met seven times during 2002. The principal duties of the Executive Compensation and Human Resources Committee are to review and approve goals and objectives relevant to the compensation of PREIT's CEO and other executive officers, to evaluate performance against these goals and objectives and to set compensation accordingly and in light of existing agreements, to make recommendations to PREIT's Board of Trustees regarding incentive compensation and equity-based plans and to administer these plans.

   The Audit Committee, which currently is comprised of Rosemarie B. Greco, Chair, Lee H. Javitch and Ira Lubert, met six times during 2002. The principal duties of the Audit Committee are to oversee PREIT's accounting and financial reporting processes and the audit of PREIT's financial statements, to select and retain independent public accountants, to review with management and the independent accountants PREIT's annual financial statements and related footnotes, to review PREIT's internal audit activities, to review with the independent accountants the planned scope and results of the annual audit and their reports and recommendations and to review with the independent accountants matters relating to PREIT's system of internal controls.

   Once duly constituted, the Executive Committee will be authorized to exercise all of the powers and authority of the Board of Trustees between meetings of the Board of Trustees, except for matters that expressly are reserved by PREIT's bylaws to the full Board of Trustees or to another committee of the Board of Trustees.

   Pursuant to the TRO Contribution Agreement, PREIT also has established the Special TRO Committee, currently consisting of Leonard I. Korman, Chair, Rosemarie B. Greco and Jeffrey P. Orleans, that meets as necessary to review on an on-going basis issues arising in the implementation of the TRO Transaction. The Special TRO Committee met once during 2002.

   The Board of Trustees also established a special committee consisting of all five of its independent trustees to review and report to the full Board of Trustees on matters related to PREIT's acquisition of certain properties in a transaction in which Ronald Rubin and George Rubin are interested parties. This special committee met once during 2002.

   The Board of Trustees met eight times in 2002. Trustees who are not officers of PREIT will receive an annual retainer for 2003 of $20,000, plus $1,000 per Board of Trustees meeting and committee meeting attended and $500 for telephonic meetings. In addition, the Chairperson of PREIT's Audit Committee receives an additional annual retainer of $10,000 and the Chairperson of PREIT's Executive Compensation and Human Resources Committee receives an additional annual retainer of $10,000. Non-employee Trustees also receive 1,000 restricted shares on January 31 of each year under the Restricted Share Plan for Non-Employee Trustees, which vest in three approximately equal annual installments so long as the recipient remains a Trustee of PREIT. All of the Trustees attended at least 75% of Board and applicable committee meetings in 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires PREIT's executive officers and Trustees and persons who own more than ten percent of a registered class of PREIT's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish PREIT with copies of these reports.

   Based on PREIT's review of the copies of the reports it has received, and written representations received from certain reporting persons with respect to the filing of reports on Form 3, 4 and 5, PREIT believes that all filings required to be made by the reporting persons for 2002 were made on a timely basis.

Report of Executive Compensation and Human Resources Committee on Executive Compensation

   PREIT's Executive Compensation and Human Resources Committee is responsible for setting goals and objectives relevant to the compensation of PREIT's CEO and other executive officers, for evaluating the performance of these executive officers against the goals and objectives, and, after taking existing agreements into account, for determining appropriate compensation. The Compensation Committee also is responsible for recommending incentive compensation and equity-based plans to PREIT's Board of Trustees, and for administering the policies that govern PREIT's equity incentive plans. The Compensation Committee consists of three of PREIT's non-employee Trustees.

   The Board of Trustees believes that PREIT's investment goal is to invest in assets that provide the opportunity for cash flow growth and capital appreciation. Accordingly, the Board of Trustees believes that PREIT's overall performance in any year should be based on PREIT's performance in all aspects of PREIT's business during that year, including development, management, acquisition and capital structure, as well as financial accomplishments.

   The members of the Compensation Committee believe that PREIT's success is largely due to the efforts of its employees and, in particular, the leadership exercised by its officers. Therefore, the Compensation Committee believes it is important to:

     o Create a fair, reasonable and balanced executive compensation program that incentivizes and rewards management for performance while closely aligning the interests of management with those of shareholders.

     o Foster excellence and create annual and long-term incentives that enable PREIT to attract, retain and motivate key executives.

     o Provide a mix of cash and share-based compensation programs that are competitive with a select group of real estate investment trusts that the members of the Compensation Committee believe are comparable to PREIT.

   Each executive officer's salary, including that of the Chief Executive Officer and the Chief Operating Officer, is based on his employment contract and the competitive market for the executive officer's services, considering the executive's specific responsibilities, experience and overall performance. The Compensation Committee reviews each executive officer's salary and adjusts the salary to account for inflation, any change in the executive's responsibilities and any change in the competitive marketplace. In its evaluation of the competitive market, the Compensation Committee periodically retains consultants to compare PREIT's compensation policies and the amount and form of compensation PREIT pays to its key executives to that of other companies that the consultants identify as PREIT's peers.

   The Compensation Committee believes that PREIT's overall performance is best measured by the enhancement of long-term shareholder value. The Compensation Committee further believes that, as a result of the nature of PREIT's business, funds from operations is a better measurement of PREIT's performance than its reported net income because funds from operations excludes various items included in net income that do not relate to or are not indicative of operating performance, such as various non-recurring items, gains or sales of real estate and depreciation and amortization of real estate. This standard has been adopted by the National Association of Real Estate Investment Trusts.

   The Compensation Committee, in its discretion, periodically awards restricted shares, options to purchase PREIT's shares or other share-based compensation to executive officers. These awards are based on the performance of the individual executive, PREIT's financial results and the executive officer's accomplishments in his or her area of responsibility. The Committee believes that restricted share awards and cash bonuses based on PREIT's financial performance are important elements in PREIT's compensation structure because these awards promote alignment of the interests of the employees with the interests of the shareholders.


                                     SUBMITTED BY THE EXECUTIVE
                                     COMPENSATION AND HUMAN RESOURCES
                                     COMMITTEE OF THE BOARD OF TRUSTEES




                                     Leonard I. Korman, Chairman
                                     Rosemarie B. Greco
                                     Lee H. Javitch

Performance Graph

   The graph below compares PREIT's cumulative shareholder return with the cumulative total return of the S&P 500 and the index of all equity real estate investment trusts (excluding health care real estate investment trusts) as prepared by the National Association of Real Estate Investment Trusts. Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The graph assumes that the value of the investment in each of the three was $100 at August 31, 1997 and that all dividends were reinvested.

                 August 1997   December 1997    December 1998    December 1999   December 2000    December 2001   December 2002
PREIT                100              97               84               69             101              134            163
Equity REITs         100             111               91               87             110              125            130
S&P 500              100             109              140              169             154              135            105
Russell 2000         100             104              101              123             119              122             97

Audit Committee Report

   PREIT's Audit Committee operates under an amended and restated charter approved and adopted by its Board of Trustees on October 30, 2002. A copy of the charter is attached as Appendix A to this proxy statement. In accordance with the charter, PREIT's Board of Trustees has determined that all of the members of the Audit Committee are independent and that the composition of PREIT's Audit Committee complies with all applicable qualification criteria.

   The following is the report of the Audit Committee with respect to PREIT's audited financial statements for the fiscal year ended December 31, 2002, which include the consolidated balance sheets of PREIT as of December 31, 2002 and 2001, the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002, and the notes thereto. The information contained in this report is not "soliciting material," nor is it "filed" with the SEC, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that PREIT specifically incorporates it by reference in a filing.

   The Audit Committee reviewed and discussed PREIT's audited financial statements and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of PREIT's Annual Report with management and with PREIT's independent accountants before PREIT's Annual Report on Form 10-K was filed with the SEC. In connection with this review, the Audit Committee, among other things:

     o made inquiries of PREIT's internal auditor and the independent accounting firm to determine that management maintained the reliability and integrity of PREIT's accounting policies and financial reporting practices; and

     o reviewed with the independent accounting firm its views on the quality of PREIT's implementation of accounting principles, disclosure practices and use of accounting estimates in preparing the financial statements.

   The Audit Committee discussed with KPMG LLP, PREIT's independent accountants, the matters required to be discussed by SAS 61 (Communications with Audit Committees), as amended by SAS 90 (Audit Committee Communications), which include, among other items, matters related to the conduct of the audit of PREIT's financial statements. The Audit Committee received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, which relates to the accountants' independence from PREIT and its related entities and has discussed with KPMG LLP their independence from PREIT.

   Based on the review and discussions referred to above, the Audit Committee recommended to PREIT's Board of Trustees that PREIT's audited financial statements be included in PREIT's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.


                                     SUBMITTED BY THE AUDIT COMMITTEE OF
                                     THE BOARD OF TRUSTEES




                                     Rosemarie B. Greco, Chairperson
                                     Lee H. Javitch
                                     Ira Lubert

Additional Information Regarding Our Independent Public Accountants

   On July 16, 2002, PREIT's Audit Committee approved the dismissal of Arthur Andersen LLP as its independent auditors. On July 18, 2002, PREIT's Board of Trustees, upon the recommendation of its Audit Committee, appointed KPMG LLP to serve as PREIT's independent auditors for the fiscal year ended December 31, 2002.

   Arthur Andersen's reports on PREIT's consolidated financial statements for each of the two fiscal years preceding its dismissal did not contain an adverse opinion or disclaimer of opinion; nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During each of PREIT's two most recent fiscal years preceding the dismissal of Arthur Andersen, and through the date of such dismissal, there were: (1) no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused it to make reference to the subject matter in connection with its reports on PREIT's consolidated financial statements for such years; and (2) no reportable events required to be disclosed by applicable securities laws.

   PREIT provided Arthur Andersen with a copy of the foregoing disclosures at the time of its dismissal and requested that Arthur Andersen provide it with a letter confirming whether it agreed or disagreed with the disclosures. After reasonable efforts to obtain such a letter, PREIT was advised that Arthur Andersen no longer has the ability to provide such a letter.

   During each of PREIT's two most recent fiscal years preceding PREIT's appointment of KPMG LLP, and through the date of such appointment, PREIT did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on PREIT's consolidated financial statements, or any other matters or reportable events as set forth in applicable securities laws.

   Audit Fees

   The aggregate fees billed to PREIT by KPMG LLP for its audit of PREIT's 2002 financial statements, reaudit of PREIT's 2001 and 2000 financial statements and for its review of the financial statements included in PREIT's quarterly reports on Form 10-Q for the second and third quarters of 2002 were approximately $415,000. The aggregate fees billed to PREIT by Arthur Andersen LLP for its review of the financial statements included in PREIT's quarterly report on Form 10-Q for the first quarter of 2002 were approximately $15,000.

   All Other Fees

   The aggregate fees billed to PREIT by KPMG LLP for all other services for 2002 were approximately $393,500, including $90,500 for stand-alone property audits required for loan or joint venture compliance and consultation on accounting matters related to proposed transactions, and $303,000 for tax compliance and tax planning services and consultation on tax matters related to proposed transactions. The aggregate fees billed to PREIT by Arthur Andersen LLP for all other services for 2002 were approximately $15,000.

   The audit committee considered the nature of the non-audit services provided by KPMG LLP and by Arthur Andersen LLP and determined that those services were compatible with the provision of independent audit services by such firms. PREIT has not yet selected its principal independent public accounting firm for 2003 because the Audit Committee has not yet met for the purpose of doing so. A representative of KPMG LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will be given an opportunity to make a statement, if the representative so desires.

Principal Security Holders

   After examining its own records and those of the Securities and Exchange Commission, PREIT does not know of any individual or entity that beneficially owns more than 5% of PREIT's shares.

Shareholders' Proposals

   Under Securities and Exchange Commission rules, certain shareholder proposals may be included in PREIT's proxy statement. Any shareholder desiring to have such a proposal included in PREIT's proxy statement for the Annual Meeting to be held in 2004 must deliver a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to PREIT's executive offices by December 31, 2003. Where a shareholder does not seek inclusion of a proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, the proposal must be received by March 16, 2004, or it will be deemed "untimely" for purposes of Rule 14a-4(c) under the Exchange Act and, therefore, the proxies will have the right to exercise discretionary authority with respect to such proposal. PREIT has not received any such proposal to be submitted from the floor at the upcoming meeting.


                                     By Order of the Board of Trustees




                                     Jeffrey A. Linn
                                     Secretary

April 30, 2003

                                                                      Appendix A

                                      PREIT
                               [graphic omitted]



                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                          ----------------------------

                             Audit Committee Charter
                                October 30, 2002

                          ----------------------------


I.   Organization

     1. There shall be a committee of the Board of Trustees of Pennsylvania Real Estate Investment Trust (the "Company") to be known as the Audit Committee.

     2. Audit Committee members and the committee chairman shall be designated by the full Board of Trustees upon the recommendation of the Nominating and Governance Committee.

     3. The Audit Committee shall be composed of at least three financially literate members of the Board of Trustees each of whom are affirmatively determined to be independent by the Board of Trustees consistent with the criteria set forth on Annex A, as determined in each case by the Board of Trustees in its business judgment. The Audit Committee shall have such number of members meeting such qualification criteria as shall be required by applicable law, rule or regulation as determined by the Board of Trustees in its business judgment. The Company's proxy statement shall disclose that all Audit Committee members have been determined to be independent and that the composition of the Audit Committee complies with all applicable qualification criteria.

     4. No Audit Committee member may serve on the Audit Committee of more than two other public companies unless the Board of Trustees affirmatively determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee, such determination to be disclosed in the Company's annual proxy statement.

     5. Members of the Audit Committee may be removed from the Audit Committee by the full Board of Trustees, upon the recommendation of any Trustee, this Committee or the Nominating and Governance Committee of the Board of Trustees and upon a determination by the full Board of Trustees that such member is not fulfilling his or her duties under this Charter.

     6. The Company shall disclose in its proxy statements that it has a written Audit Committee Charter and will file a copy of the charter with the proxy statement for its annual shareholders' meeting at least once every three years.

II.  Purpose and Overall Responsibilities

     1. Oversee the accounting and financial reporting processes of the Company and the audit of the Company's financial statements.

     2. Assist the Board of Trustees in its oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications and independence of the Company's registered public accounting firm and the performance of the Company's internal audit functions and registered public accounting firm. The Company's public accounting firm shall become a registered public accounting firm no later than the October 23, 2003 deadline required by applicable law. Until such time as such firm has become a registered public accounting firm, the term "registered public accounting firm" shall include the Company's independent auditor.

     3. Oversee the performance of the registered public accounting firm in the preparation or issuing of an audit report or related work.

     4. Provide an open avenue of communication between the Company's registered public accounting firm, internal auditor and the Board of Trustees.

     5. Meet four times per year, or more frequently, as circumstances require. The Audit Committee shall review reports received from members of management, the internal auditor and the Company's registered public accounting firm, on matters relating to accounting, financial reporting, internal control, auditing and other matters.

     6.   Review and reassess the adequacy of the committee's charter annually.

     7. Prepare the report of the Audit Committee that is required to be included in the Company's annual proxy statement.

     8. Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal auditing controls or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

     9. Receive from the internal auditor on a timely basis reports of all critical accounting policies and practices, alternative treatments of financial information discussed with management of the Company and the ramifications thereof and the treatment preferred by the registered public accounting firm, and copies of all other material written communications between the registered public accounting firm and the Company's management.

     10. Make inquiries of the internal auditor and registered public accounting firm to determine that management has maintained the reliability and integrity of the accounting policies and financial reporting practices of the Company.

     11. Conduct or authorize investigations into any matters within the committee's scope of responsibilities. The Audit Committee shall be empowered to retain and determine the appropriate compensation to be paid to independent counsel, accountants or others to assist it in the conduct of any investigation or otherwise to carry out its duties.

     12.  Perform annually an evaluation of its own performance.

     13. Report regularly to the Board of Trustees regarding results of the Audit Committee's activities.

III. Selection, Retention and Discharge of Registered Public Accounting Firm

     1. Select and retain a qualified and independent registered public accounting firm. The registered public accounting firm's ultimate accountability shall be to the Audit Committee.

     2. Determine the terms of engagement of and compensation to be paid to the registered public accounting firm for performing audit services, including the rendering or issuing of an audit report.

     3. Preapprove all auditing services and all non-de minimis non-audit services to be provided to the Company by the registered public accounting firm. Preapproval of non-audit services shall be disclosed in the Company's periodic reports under the Securities Exchange Act.

     4. Consider, in consultation with the registered public accounting firm, the scope and plan of forthcoming audits from the perspective of the registered public accounting firm's responsibility under generally accepted auditing standards.

     5. Review with the Company's registered public accounting firm any audit problems or difficulties and management's response, including any restrictions on the scope of the registered public accounting firm's activities or access to requested information. Resolve disagreements between the Company's management and the registered public accounting firm.

     6. Receive annually from the registered public accounting firm a written statement listing all relationships with the Company and determine that such relationships will not impair independence and obtain assurances that the auditor is "independent" within the meaning of the Securities Exchange Act.

     7. Receive annually from the Company's registered public accounting firm, and conduct a review of, a report describing (i) the registered public accounting firm's internal quality-control procedures and (ii) any material issues raised by the registered public accounting firm's most recent internal quality control review, peer review or inquiry or investigation by governmental or professional authorities within the preceding five years with respect to one or more of its independent audits and any steps taken to deal with any such issues.

     8. Determine whether to discharge the Company's registered public accounting firm and effect any such determination.

IV.  Review of Financial Statements

     1. Review and discuss with management and the registered public accounting firm at the completion of the annual examination and prior to the filing of the SEC Form 10K:

          o The Company's annual financial statements and related footnotes.

          o The registered public accounting firm's audit of the financial statements and their report thereon.

          o The "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the report.

          o Any significant changes required in the registered public accounting firm's audit plan.

          o Any difficulties or disputes with management encountered during the course of the audit.

          o Accounting principles and financial statement presentations, including changes in the selection or application of principles.

          o Major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in response to material internal control deficiencies.

          o Analyses prepared by management and/or the registered public accounting firm with respect to significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including the effects of employing any alternative GAAP methods.

          o The effect of regulatory and accounting initiatives and off-balance sheet structures on the Company's financial statements.

          o Other matters related to the conduct of the audit that are to be communicated to the committee under generally accepted auditing standards.

          o With the participation of the Company's counsel, legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies and programs and reports received from regulators.

     2. Discuss the Company's quarterly financial statements with management and the registered public accounting firm, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," prior to the filing of SEC Forms 10-Q.

     3. Discuss the Company's general policy regarding earnings press releases and any financial information provided to analysts and rating agencies.

     4. Confirm that the registered public accounting firm has reviewed the Company's interim financial statements prior to their inclusion in the SEC Form 10-Q filings.

     5. Review with the registered public accounting firm its views on the quality of the Company's implementation of accounting principles, disclosure practices and use of accounting estimates in preparation of the Company's financial statements and in practice throughout the year.

     6. Periodically, meet separately with management; with the registered public accounting firm; with the internal auditor; and on request, with the Company's general counsel.

V.   Review of Internal Audit

     1.   Ensure the existence of the Company's internal audit function.

     2. Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the registered public accounting firm.

     3. Review the results of the regular internal audit activities, including major reports, conclusions, findings, recommendations and management's responses.

VI.  Review of Internal Controls

     1. Discuss with the internal auditor and registered public accounting firm the adequacy and effectiveness of the Company's systems of internal control.

     2. Receive from the officers certifying the Company's annual and quarterly reports under the Securities Exchange Act disclosure regarding (i) any significant deficiencies in the design or operation of internal controls that could affect adversely the Company's ability to record, process, summarize and report financial data and an identification of any material weaknesses in the Company's internal controls and (ii) any fraud, whether or not material, that involves the Company's management or other Company employees who have a significant role in the Company's internal controls.

     3. Review any controls deemed to be deficient and discuss any changes required with the internal auditor and the registered public accounting firm, as the Audit Committee deems appropriate.

     4. Obtain recommendations from the internal auditor regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries.

     5. Inquire of the internal auditor and the registered public accounting firm regarding any matters raised under Statement of Auditing Standards No. 61 "Communication with Audit Committees," including any changes in significant accounting policies or estimates, any significant audit adjustments, any disagreements with management and any difficulties encountered in performing the audit.

     6. Discuss guidelines and policies to govern the process by which risk assessment and management is undertaken.

     7. Set clear policies with respect to the Company's hiring of employees or former employees of the Company's registered public accounting firm.

---------------
* Upon becoming effective, this Charter shall be made available on the Company's website and, upon request, in print.

                                                                         ANNEX A
                                                    (to Audit Committee Charter)


                              INDEPENDENCE CRITERIA


1. Audit Committee members must be independent of the Company and free of any relationship that, in the judgment of the Board of Trustees, would interfere with their exercise of independent judgment as a committee member.

2. Other than in his or her capacity as a member of the Audit Committee, the Board of Trustees or any other committee of the Board of Trustees, no Audit Committee member may (i) accept any consulting, advisory or other compensatory fee from the Company or (ii) be an affiliated person of the Company or any subsidiary of the Company.

3. Other than in his or her capacity as a Trustee or shareholder of the Company, no Audit Committee member shall have a material relationship with the Company (either directly or as a partner, shareholder, officer or other affiliate of an organization that has a material relationship with the Company). For this purpose, a Trustee shall be presumed not to have a material relationship with the Company if he or she is not and, within the past two years, has not been an executive officer of, or the direct or indirect owner of more than 10% of the equity interest in, any business or professional entity:

     -- that within the last two years has made or received, or going forward proposes to make or receive, payments to or from the Company or any of its subsidiaries for property or services in excess of 5% of (i) the Company's consolidated gross revenues for its last full fiscal year, or (ii) the other entity's consolidated gross revenues for its last full fiscal year.

     -- to which the Company or any of its affiliates is indebted in an aggregate amount exceeding 5% of the Company's total consolidated assets as of the end of the Company's last full fiscal year.

4. No Audit Committee member shall have been employed by the Company within the past five years.

5. No Audit Committee member shall have been affiliated with or employed by a present or former auditor of the Company within the last five years.

6. No Audit Committee member shall have been a member of an interlocking directorate within the last five years in which an executive officer of the Company serves on the compensation committee of another company that currently employs the Audit Committee member.

7. No immediate family members of an Audit Committee member shall fit within the categories prohibited by numbers 3, 4, 5 or 6 above, and no Audit Committee member may have any relationships with the Company that are substantially similar to any of the categories prohibited by the foregoing.

8. Audit Committee members shall satisfy any other independence criteria required by applicable law or regulation, or otherwise established by the Board of Trustees.

                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

           This Proxy is solicited on behalf of the Board of Trustees


         The undersigned, revoking all prior proxies, hereby appoints George F. Rubin, Lee H. Javitch and Jonathan B. Weller, and each and any of them, as proxies of the undersigned, with full power of substitution, to vote and act with respect to all Certificates of Beneficial Interest of Pennsylvania Real Estate Investment Trust held of record by the undersigned at the close of business on April 21, 2003 at the Annual Meeting of Holders of Certificates of Beneficial Interest to be held on Thursday, June 5, 2003 and at any adjournment thereof.

           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
               USING THE ENCLOSED ENVELOPE, NO POSTAGE REQUIRED.

        Annual Meeting of Holders of Certificates of Beneficial Interest
                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

                                  June 5, 2003

     Please mark, sign, date and mail your proxy card in the envelope provided as soon as possible
________________________________________________________________________________

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|

1. Election of Class B Trustees:

|_| FOR ALL NOMINEES                                 NOMINEES:
                                                     |_| Ronald Rubin
|_| WITHHOLD AUTHORITY FOR ALL NOMINEES              |_| Leonard I. Korman
                                                     |_| Jeffrey P. Orleans
|_| FOR ALL EXCEPT (See instructions below)


(INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here |X|


2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature of Stockholder____________________  Date:________   Signature of Stockholder____________________  Date:________

Note: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.